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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                            CONTACT:  RICHARD WILEY
                                                           SAMSONITE CORPORATION
                                                           PHONE: (303) 373-6373


           SAMSONITE CORPORATION DELISTED FROM NASDAQ SMALLCAP MARKET

         DENVER, Colorado, January 14, 2002 - SAMSONITE CORPORATION (NASDAQ
Smallcap: SAMC) today announced that Nasdaq has declined the Company's appeal for additional time to regain compliance with listing standards for the Nasdaq Smallcap Market. Effective January 15, 2002, the Company's common stock will cease trading on the Nasdaq SmallCap Market. Efforts are underway for the stock to begin trading on the OTC Bulletin Board. The Company will continue to comply with the periodic reporting requirements of the Securities Exchange Act of 1934.

         As stock markets fell in response to the terrorist attacks on September 11, 2001, Samsonite's market capitalization dropped below Nasdaq standards required for continued listing. The stock price did not recover sufficiently during the ensuing 30-day period required by Nasdaq and Samsonite requested an appeals hearing before a Nasdaq-convened Listing Qualifications Panel to seek more time to regain compliance with Nasdaq SmallCap listing standards. The Company believed that Nasdaq, in the interest of both fairness and the national interest, should have exercised more leniency in the application of its rules in order to keep American companies, particularly companies closely related to the hard hit travel industry such as Samsonite, from becoming another casualty of the terrorist attacks. The hearing was held on December 20, 2001; however, the Company was not successful in its appeal to the Panel for more time to comply with the continued listing standards

         Samsonite is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, business cases and travel-related products under brands such as SAMSONITE(R), AMERICAN TOURISTER(R), LARK(R), HEDGREN(R) and SAMSONITE(R) BLACK LABEL.

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